UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2011

MEDLEY CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-35040	27-4576073
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

375 Park Avenue, 33rd Floor New York, NY 10152
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 28, 2011, Mr. Louis Burnett advised Medley Capital Corporation (the “Company”) that he will not be standing for re-election when his current term expires at the next annual meeting, scheduled for February 17, 2012 (the “Annual Meeting”).  Mr. Burnett had previously indicated that he was willing to stand for re-election and to continue to serve on the Board, but that, if a qualified candidate for a new director could be found, he was willing to forgo standing for re-election.

The Board of Directors (the “Board”) of the Company met to discuss a potential nominee for director, Richard A. Dorfman.  Mr. Dorfman was recommended to the Board by the Board’s Nominating and Corporate Governance Committee.  The Board nominated Mr. Dorfman to stand for election as an independent director of the Company at the Annual Meeting.  If elected, Mr. Dorfman will also serve on the Company’s Audit Committee and Compensation Committee. Mr. Dorfman currently serves as Managing Director of the Securities Industry Financial Markets Association, the largest securities industry advocacy group.  Previously, he served as President and Chief Executive Officer of the Federal Home Loan Bank of Atlanta.  Mr. Burnett’s decision not to stand for re-election was not due to any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 3, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDLEY CAPITAL CORPORATION

Date: January 3, 2012		/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer